As filed with the Securities and Exchange Commission on February 2, 2026

Registration No. 333-277000

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-277000)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMERICA INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-1998421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(800) 972-3030

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christian Gonzalez

Executive Vice President and Chief Legal Officer

Fifth Third Bancorp

38 Fountain Square Plaza

MD 10907F

Cincinnati, Ohio 45263

(513) 534-4300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

H. Rodgin Cohen

Mitchell S. Eitel

Patrick D. Lynch

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Comerica Incorporated, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment to Registration Statement No. 333-277000 on Form S-3ASR (the “Registration Statement”), which was previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on February 12, 2024, pertaining to the registration of an indeterminate number of (i) shares of common stock, par value $5.00 per share (“Common Stock”) of the Registrant, (ii) shares of preferred stock (“Preferred Stock”) of the Registrant, (iii) depositary shares representing shares of Preferred Stock of a specified series of the Registrant, (iv) debt securities of the Registrant, (v) warrants to purchase shares of Common Stock, Preferred Stock or debt securities of the Registrant, (vi) stock purchase contracts and (vii) stock purchase units to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statement.

On February 1, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 5, 2025 (the “Merger Agreement”), by and among the Registrant, Comerica Holdings Incorporated, a Delaware corporation and wholly owned subsidiary of the Registrant (“Comerica Holdings”), Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), and Fifth Third Financial Corporation, an Ohio corporation and a wholly owned subsidiary of Fifth Third (“Fifth Third Intermediary”), (i) the Registrant merged with and into Fifth Third Intermediary, with Fifth Third Intermediary surviving the merger as the surviving corporation and (ii) immediately thereafter, Comerica Holdings merged with and into Fifth Third Intermediary, with Fifth Third Intermediary surviving the merger as the surviving corporation (the “Mergers”).

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety, by the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2025.

In connection with the completion of the Mergers, the offerings pursuant to the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all Common Stock and any other securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 2nd day of February, 2026.

FIFTH THIRD BANCORP
(as sole shareholder of Fifth Third Financial Corporation, successor by merger to Comerica Incorporated)

By:	/s/ Christian Gonzalez
Name:	Christian Gonzalez
Title:	Executive Vice President and Chief Legal Officer

Note: No other person is required to sign this Post-Effective Amendment to the above-referenced Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.